Exhibit 99.1

Company Contacts:	Investor Relations Contact:
Senesco Technologies, Inc.	FD
Bruce Galton	Brian Ritchie
Chief Executive Officer	(brian.ritchie@fd.com)
(bgalton@senesco.com)	(212) 850-5600
(732) 296-8400

VGXI, Inc.

Henry L. Hebel

Vice President of Operations

(hhebel@vgxii.com)

(281)-296-7300

Senesco Chooses VGXI To Produce Factor 5A Plasmid

NEW BRUNSWICK, N.J. (July 3, 2008) — Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX:SNT) announced today that it has contracted with VGXI, Inc. (The Woodlands, TX) (“VGXI”) to supply the plasmid portion of the Company’s combination therapy consisting of the Factor 5A gene and siRNA against Factor 5A.

Senesco has previously reported positive preclinical in vivo results using its combination siRNA and plasmid against subcutaneous multiple myeloma tumors in immunodeficient mice.  The Factor 5A plasmid being produced by VGXI, as Senesco’s preclinical data has shown, should cause cancer cells to enter apoptosis, or programmed cell death.

“VGXI’s manufacturing and technical expertise in producing plasmids for Senesco’s planned toxicology study and ultimately our clinical trial led us to choose them.  We are pleased to be working with a company that has such an outstanding reputation in the field”, commented Bruce Galton, Senesco’s President and CEO.

Henry Hebel, Vice President of Operations for VGXI said, “We believe that our ability to quickly supply the preclinical and clinical needs of our clients will allow Senesco to rapidly advance their programs. We are continuing to expand our collaborative development services to meet the growing needs for a wide variety of plasmid based products.”

About VGXI Inc.

VGXI Inc. is a leading manufacturer of DNA plasmids, and its cGMP and non-cGMP products have passed rigorous reviews by several international regulatory agencies.

VGXI offers a wide variety of contract manufacturing services to outside client organizations.   The Company’s cGMP manufacturing facility in The Woodlands, Texas is a flexible, purpose-built facility used for research, development, and clinical supply. The site includes 500-liter and 100-liter fermentors and incorporates a cost-effective process. VGX International also has initiated a project to build and operate a 3000-liter scale cGMP, DNA plasmid manufacturing facility in Asia.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ. Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine.  Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain inflammatory and ischemic diseases.  Senesco takes its name from the scientific term for the aging of plant cells: senescence.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress.  The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to raise additional capital to fund its research and development efforts; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, our ability to maintain our continued listing standards for the next 12 months, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.